Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our auditor’s report dated July 9, 2025, with respect to the consolidated financial statements of SRx Health Solutions Inc. and its subsidiaries (the “Company”) as at September 30, 2024 and 2023 and for each of the years in the two year period ended September 30, 2024 included in the Form 8-K/A, as filed with the United States Securities and Exchange Commission (“SEC”).

We also consent to the reference to our firm under the heading “Financial Statements and Exhibits” in the Form 8-K/A.

Chartered Professional Accountants

Licensed Public Accountants

Burlington, Canada

July 11, 2025

MNP LLP

602, 1122 International Blvd, Burlington ON, L7L 6Z8	T: 905.333.9888 F: 905.333.9583

MNP.ca